EXHIBIT 10.2

* * *	TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. SECTIONS 200.80(b)(4) and 230.406
SERVICES AGREEMENT
This Services Agreement (this “Agreement”) is entered into this 3rd day of April, 2009 by and among ORBCOMM Inc., a Delaware corporation and ORBCOMM LLC, a Delaware limited liability company each with its executive offices located at 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024 (collectively, “ORBCOMM”), and GE Asset Intelligence, LLC (“GEAI”), a Delaware limited liability company, with offices located at 200 Martingale Road, Suite 1100, Schaumburg, IL 60173 (GEAI and ORBCOMM, collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, ORBCOMM owns and operates a system that provides low-earth-orbit-satellite-based data communication services and terrestrial-based cellular communication services through reseller agreements with major cellular wireless providers and may in the future as set forth in this Agreement provide communication services through other third party communication networks (collectively, the “ORBCOMM System”).
WHEREAS, GEAI operates an asset tracking and monitoring business (the “GEAI Business”) under which among other things it provides to its customers (“Subscribers”) telematics and machine-to-machine communications between Subscribers’ communicators sold or managed by or on behalf of the GEAI Business (“Subscriber Communicators”) and the communications centers of the GEAI Business or customers of the GEAI Business (“GEAI Communications Centers”).
WHEREAS, ORBCOMM LLC and GEAI are parties to that certain International Value Added Reseller Agreement dated March 14, 2003, as amended (as further amended hereby, the “IVAR”) with respect to the provision of low-earth-orbit-satellite-based data communication services for communications between Subscriber Communicators and the GEAI Communications Centers (each communications service between Subscriber Communicators and the GEAI Communications Center, a “Communications Link”).
WHEREAS, this Agreement sets forth the terms upon which GEAI and ORBCOMM will deal with activation of Subscriber Communicators for purposes of Communications Links during the period of January 1, 2009 through December 31, 2013 (the period from January 1, 2009 through December 31, 2013 or the earlier termination pursuant to the terms of this Agreement, the “Term”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
SECTION 1 TELEMATICS AIRTIME SERVICES PROVIDER
(a) ORBCOMM Sole Supplier. During the Term, GEAI shall activate, and provide telematics and machine-to-machine data communications, on all Subscriber Communicators in the United States, Canada and Mexico for purposes of Communications Links, whether satellite, cellular or dual mode (cellular plus satellite), exclusively on the ORBCOMM System, subject to the further terms of this Agreement. (For avoidance of doubt, Communications Links do not include ‘WiFi” or other local area network connections maintained by Subscribers between their Subscriber Communicators and such Subscribers’ systems or internet connections between GEAI and its Subscribers.)
(i)	With respect to low-earth-orbit-satellite communications provided under the IVAR, ORBCOMM shall provide service to GEAI with respect to such Communications Link in accordance with the terms of the IVAR, whose term is hereby extended to December 31, 2013 and otherwise remains in full force and effect, provided that (a) the term “Application” as used in the IVAR shall include but not be limited to the low-earth-orbit-satellite-enabled products currently offered by the GEAI Business that utilize the ORBCOMM System and any other such low-earth-orbit-satellite-enabled product developed for the purpose of tracking and/or monitoring assets; provided, however that any such other product shall be tested prior to Provisioning (as defined in the IVAR) to ensure that the product does not cause an Abuse of the ORBCOMM System (as defined in the IVAR) and such testing shall be conducted pursuant to a testing protocol agreed to by the Parties, such agreement not to be unreasonably withheld, and (b) Section 3(g) of the IVAR is superseded by the terms of this Agreement.

(ii)	With respect to cellular communications or satellite services other than as provided by the IVAR, ORBCOMM shall provide services to GEAI (as a reseller) and GEAI shall activate such service with respect to such Communications Link on the ORBCOMM System, subject to Section 1(c) below, with respect to newly activated Subscriber Communicators and existing Subscriber Communicators, in each case subject to the further terms of this Agreement.
(b) NON-IVAR ORBCOMM Services. The following provisions under this SECTION 1(b) shall apply only with respect to cellular communications or satellite services other than as provided by the IVAR:

(i)	During the Term, ORBCOMM, at its option upon not less than ninety (90) days prior written notice (a “Conversion Notice”) to GEAI, may elect to manage and provide service to GEAI (as a reseller) on the ORBCOMM System, for all or any portion of the Subscriber Communicators, whether currently installed or newly activated, for purposes of Communications Links receiving data service through [* * *], other cellular service through any other network and/or satellite service through [* * *] or any other network, in each case subject to the further terms of this Agreement including but not limited to SECTION 1(c) below, provided that, in each such case, ORBCOMM pays or reimburses GEAI for all costs of GEAI of such transition, including but not limited to any capitalized expenditures that are written off as a result of such transition that have been communicated to ORBCOMM in writing prior to such transition. For avoidance of doubt, a Conversion Notice must be given with respect to a transition of any services (other than a transition of services initiated by GEAI) provided to GEAI for Subscriber Communicators through the ORBCOMM System from one carrier to another or from one technology, standard, type of service or set of compatibilities to another.

(ii)	Notwithstanding SECTION 1(b)(i) above, ORBCOMM shall be deemed to have given a Conversion Notice to GEAI to elect to manage and provide service to GEAI (as a reseller) on the ORBCOMM System, for all of the Subscriber Communicators using [* * *] data services immediately upon expiration of GEAI’s current agreement with [* * *] (the “Current GEAI-[* * *] Agreement”), which shall be on or about June 17, 2009, subject to the further terms of this Agreement including but not limited to SECTION 1(c) below, provided that if such transition occurs ORBCOMM pays or reimburses GEAI for all out of pocket costs of such transition that have been communicated to ORBCOMM in writing prior to such transition, provided, further however, that ORBCOMM shall not be required to reimburse GEAI with respect to shortfall fees that may come due under the Current GEAI-[* * *] Agreement or any capitalized expenditures that are written off as a result of such transition (the “Initial [* * *] Conversion”). Notwithstanding anything to the contrary in this Agreement, except as provided in Section 1(b)(iii) below, GEAI shall not be required to activate or transfer to the ORBCOMM System any cellular-based Subscriber Communicators capable of using the [* * *] data services prior to such expiration of the Current GEAI-[* * *] Agreement, and from and after such expiration, in the event that such transition occurs, ORBCOMM will as a reseller of [* * *] data services provide service to GEAI (as a reseller) for Subscriber Communicators that GEAI chooses to activate on the [* * *] data services.

(iii)	The Initial [* * *] Conversation may occur at a date earlier than specified in clause (ii) above mutually agreed by the Parties, provided that (A) the shortfall fees under the Current GEAI [* * *] Agreement are waived (GEAI not having any requirement to obtain such waiver) or ORBCOMM in its discretion pays such fees for the benefit of GEAI and (B) GEAI incurs no other costs with respect to such transition (other than any capitalized expenditures that are written off as a result of such transition) that would not be incurred by it with respect to a transition on the date specified in clause (ii) above.
(c) Transition. Upon the delivery of a Conversion Notice, the Parties shall consult concerning the conditions, costs, technical requirements and the exact date of the transition of the changes contemplated by such Conversion Notice, with the intent that the conditions, costs and technical requirements, and the exact date of the transition, be established in accordance with the terms of this Agreement within sixty (60) days after the date of such Conversion Notice, provided that with respect to the Initial [* * *] Conversion all such consultations shall be completed by May 1, 2009. If following any such consultation, ORBCOMM does not agree as to the reimbursable costs or the other conditions required to be satisfied by the terms of this Agreement as a result of the transition contemplated by a Conversion Notice, then such transition shall not occur.
(d) Conditions to GEAI’s Obligation to Use the ORBCOMM System. GEAI shall not be obligated to use the ORBCOMM System if and to the extent that:
(i)	Use of the ORBCOMM System would require the replacement or alteration (other than by modifications required as a result of such replacement or alteration delivered over the air at the expense of ORBCOMM) of Subscriber Communicators installed at the time of the applicable Conversion Notice with Subscribers or would require, or indirectly could reasonably be expected to cause, disruption in services provided to Subscribers unacceptable, in GEAI’s reasonable judgment, to them;

(ii)	Use of the ORBCOMM System would render obsolete inventory of communicators held or on order by GEAI at the date of the applicable Conversion Notice which inventory is not otherwise obsolete (other than such inventory as is purchased by ORBCOMM at its sole discretion at GEAI’s book value plus all direct out of pocket costs arising from such purchase);

(iii)	Use of the ORBCOMM System would require or cause the payment of early termination, shortfall or other fees to other providers of communications services (other than such as are reimbursed in full by ORBCOMM at its sole discretion and other than in connection with the Initial [* * *] Conversion, shortfall fees

(except to the extent conversion occurs under SECTION 1(b)(iii) above) that may be due under the Current GEAI-[* * *] Agreement) or would cause a breach of agreements with other providers of communications services;
(iv)	The applicable service of the ORBCOMM System to provide the Communications Link does not have the necessary regulatory approvals to provide such service without additional cost to GEAI (other than such costs which ORBCOMM in its sole discretion reimburses in full);

(v)	Prices to GEAI for the applicable services on the ORBCOMM System are not competitive with prices for similar services provided by other suppliers (including [* * *] and [* * *]) available to GEAI for a similar or shorter term, provided that (A) this clause (v) shall not apply to the Initial [* * *] Conversion, (B) if such services are then provided to GEAI by the ORBCOMM System, prior to switching to such other services, GEAI shall give ORBCOMM thirty (30) days written notice, during which period ORBCOMM will have the opportunity to offer to GEAI applicable services at prices equal to or less than prices for similar services provided by other suppliers (including [* * *] and [* * *]) available to GEAI for a similar or shorter term, and (C) if such competitive services are in use by GEAI no use or activation on the ORBCOMM System shall be required with respect to such competitive service unless and until prices to GEAI for the services of the ORBCOMM System are at least [* * *] percent ([* * *]%) less than the price for such similar services provided by other suppliers to GEAI (including [* * *] and [* * *]) for a similar or shorter term;

(vi)	Quality of the services of the ORBCOMM System are not competitive with alternative similar services available to GEAI and its customers, provided that with respect to low-earth-orbit-satellite service if ORBCOMM is in compliance with the service level agreement set forth in Exhibit D of the IVAR, then the quality of such ORBCOMM System service shall be deemed competitive for purposes of this SECTION 1(d)(vi);

(vii)	The ORBCOMM System is not compatible with the communicators or services offered by GEAI, and such communicators or services are not being offered for the purpose of avoiding the requirements of SECTION 1(a);

(viii)	Use of the ORBCOMM System with respect to services, other than those based on low-earth-orbit satellites, would require GEAI to maintain separate processes for Subscribers on the ORBCOMM System and on other similar systems of competitors of ORBCOMM that would require modification of GEAI information technology systems or manual billing processes and GEAI reasonably determines that such separate processes or manual billing processes would be unduly burdensome; or
(ix)	A Stellar Default shall have occurred as defined in the Termination Agreement of even date herewith (the “Termination Agreement between GEAI and Stellar Satellite Communications Ltd. (“Stellar”).
In the event GEAI intends not to use the ORBCOMM System with respect to any Subscriber Communicators pursuant to this SECTION 1(d), then GEAI shall notify ORBCOMM in writing, at least thirty (30) days prior to committing to use an alternative service, the basis of the exclusion under the terms of this Agreement.
(e) Cellular and other Services. With respect to cellular or other services other than low-earth-orbit-satellite service provided under the IVAR, ORBCOMM and GEAI will enter into reseller or similar agreements with terms (other than price) no more onerous to GEAI than customary reseller or similar agreements offered by competitors of ORBCOMM or direct providers of such services.
(f) Pricing.
(i)	Subject to clause (ii) below, in the event the transition of the [* * *] services contemplated by the Initial [* * *] Conversion occurs, pricing for [* * *] services provided on the Initial [* * *] Conversion for the Term (or for such other term as agreed by the Parties) shall be as set forth on Schedule I attached to this Agreement. There shall be no activation fee with respect to any Subscriber Communicators with such [* * *] services at the time of the Initial [* * *] Conversion, and there shall be no shortfall fees. If GEAI should exercise any right to terminate provision of the [* * *] services through the ORBCOMM System and subsequently recommences obtaining [* * *] services through the ORBCOMM System, the pricing terms of this Agreement other than those set forth on Schedule I shall apply.

(ii)	[* * *]
(g) Termination. This Agreement shall terminate with respect to the applicable service to the extent that the IVAR or a cellular or other services agreement contemplated by SECTION 1(e) is terminated as a result of a continuing default by ORBCOMM after giving effect to any applicable notice and cure period.
(h) Transfer of GEAI Business.
(i)	In the event that GEAI transfers all or a significant portion of the assets of the GEAI Business as a going concern to a transferee (a

“Transferee”), GEAI shall cause such Transferee to assume the obligations of GEAI under this Agreement with respect to services for trailer and railcar monitoring and tracking. To the extent that GEAI transfers all or a significant portion of its assets as a going concern that constitute another asset or tracking business to a Transferee, GEAI will cause such Transferee to assume the obligations of GEAI under this Agreement with respect to the units provided by such business and activated on and served by the ORBCOMM System at the time of such transfer. In transferring assets, GEAI shall not take any action for the purpose of avoiding the obligation to cause the Transferee to assume obligations as provided under this SECTION 1(h), provided that GEAI or a Transferee shall not be required to cause an affiliate of a Transferee to assume the obligations under this SECTION 1(h) except as provided in clause (ii) or (iii) below.
(ii)	In the event that GEAI establishes an asset tracking or monitoring business through an affiliate of GEAI (an “Associated Business”), then GEAI shall cause such Associated Business to assume the obligations that would be assumed by a Transferee under clause (i) above, provided that, for avoidance of doubt, an affiliate of GEAI that establishes an asset tracking or monitoring business independently of GEAI shall not be an Associated Business.

(iii)	For avoidance of doubt, if there is a transfer to a Transferee requiring assumption as set forth in clause (i) above, then in the event that such Transferee establishes an asset tracking or monitoring business through an affiliate of such Transferee (a “Transferee Associated Business”), then such Transferee shall cause such Transferee Associated Business to assume the obligations that would be assumed by a Transferee under clause (i) above, provided that, for avoidance of doubt, an affiliate of such Transferee that establishes an asset tracking or monitoring business independently of such Transferee shall not be an Associated Business.
(i) Transition Costs. To the extent ORBCOMM in its discretion pays GEAI its costs to avoid any applicable exclusion under SECTION 1(d) to transition services to the ORBCOMM System (“Transition Payments”) and GEAI subsequently within eighteen months (18) months of such transition (an “Initial Transfer”) transitions such services to an alternative provider not using the ORBCOMM System (a “Removal from the ORBCOMM System”), then GEAI shall reimburse ORBCOMM the Transition Payments made with respect to such services within five (5) business days of such transition to an alternative provider. This SECTION 1(i) shall not apply to a Removal from the ORBCOMM System to the extent (A) arising out of an increase in pricing from that agreed at the Initial Transfer or (B)

arising out of a condition set forth in SECTION 1(d)(iv), SECTION 1(d)(vi), SECTION 1(d)(vii), or SECTION 1(d)(viii).
SECTION 2 PAYMENTS
GEAI shall pay ORBCOMM for all applicable fees with respect to the ORBCOMM System in accordance with the IVAR and any applicable reseller or similar agreement for cellular or other services, in each case as in effect from time to time.
SECTION 3 DISPUTE RESOLUTION
(a) Arbitration. In the event of a claim or controversy regarding any matter covered by this Agreement, the Parties shall use all reasonable efforts to resolve such claim or controversy within sixty (60) calendar days of receipt by any Party of notice of the existence of any such claim or controversy. In the event the Parties are unable to agree on the resolution of such claim or controversy within such period of time, any Party may remove the claim or controversy for settlement by final and binding arbitration in New York, New York in accordance with the United States Commercial Dispute Resolution Procedures of the American Arbitration Association (“AAA”) (to the extent not modified by this SECTION 3). The AAA procedures for Large, Complex Commercial Disputes shall apply unless the Parties agree otherwise. Each Party to the arbitration shall present its case, witnesses and evidence, if any, in the presence of the other Party or Parties to the arbitration, such arbitration shall be conducted in the English language, a written transcript of the proceedings shall be made and furnished to the Parties to the arbitration, and the decision of the arbitrator shall be issued in writing with reasons therefor. In the event that more than one claim or controversy arises under this Agreement, such claim or controversy may be consolidated in a single arbitral proceeding. The arbitral proceeding shall be heard and decided by one arbitrator selected in accordance with AAA rules (to the extent modified hereby). In all cases, the arbitrator shall have as his or her primary experience the practice of law in the United States (including but not limited to acting as in-house counsel or in a judicial capacity) and be fluent in English. If an arbitrator is not selected from the initial list of potential arbitrators submitted by the AAA, the AAA shall submit a second list (and if an arbitrator is not selected from that second list, a third list) from which an arbitrator may be chosen by the Parties in accordance with the AAA procedures for selection from the first list before the AAA exercises its power to make an appointment of the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The Parties agree that if it becomes necessary for any Party to enforce an arbitral award by a legal action or additional arbitration or judicial methods, the Party against whom enforcement is sought, if enforcement is obtained, shall pay all reasonable costs and attorney’s fees incurred by the Party seeking to enforce the award.

(b) Exclusive Dispute Resolution Mechanism. The rights of the Parties under this SECTION 3 shall be the exclusive dispute resolution mechanisms with respect to any claim or controversy regarding any matter covered by this Agreement.
SECTION 4 NOTICES
All notices given under this Agreement must be in writing and sent by hand delivery, by reputable international express courier or by facsimile transmission (answer back received), to:
ORBCOMM:
ORBCOMM Inc.
2115 Linwood Avenue, Suite 100
Fort Lee, NJ 07024
Telephone: (703) 433-6300
Facsimile: (703) 433-6400
Attention: Chief Executive Officer
GEAI:
GE Asset Intelligence, LLC
5465 Legacy Drive, Suite 700
Plano, TX 75024-3106
Telephone: 972-398-7301
Facsimile: 972-398-7347
Attention: Chief Operating Officer
with a copy to
General Electric Capital Corporation
901 Main Avenue
Norwalk, CT
Attention: Senior Counsel—Equipment Services Strategic Transactions and Relations
SECTION 5 MISCELLANEOUS
(a) Binding Effect. This Agreement shall be binding upon the Parties and their permitted successors and assigns. Nothing herein shall bind Affiliates (as defined in the IVAR) of any Party (except for the avoidance of doubt that GEAI, ORBCOMM Inc. and ORBCOMM LLC are bound hereby).
(b) Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New York without giving effect to the conflicts of law principles of such state other than Section 5-1401 of the General Obligations Law of the State of New York. For such purposes, the United Nations Convention on Contracts for the International Sale of Goods shall be disregarded.

(c) Waiver. It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power or privilege hereunder. No waiver of any terms or conditions of this Agreement shall be deemed to be a waiver of any subsequent breach of any term or condition. All waivers must be in writing and signed by all of the Parties.
(d) Severability. If any part of this Agreement shall be held invalid or unenforceable, such determination shall not affect the validity or enforceability of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated.
(e) Headings. Headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(f) Costs and Expenses. Except as otherwise specifically provided herein, each Party shall bear all costs and expenses incurred in the performance by it of its obligations hereunder.
(g) Independent Parties. Each Party is an independent contractor. None of the Parties shall have the right, power or authority to act or to create any obligation, express or implied, on behalf of any other Party, except that ORBCOMM Inc. and ORBCOMM LLC may act as each other’s agent hereunder.
(h) Terms of Agreement. This Agreement shall be governed solely by the terms and conditions contained herein except by mutually agreed documents as otherwise contemplated hereby. (For the avoidance of doubt, the defined terms in the IVAR are not incorporated in this Agreement unless expressly stated otherwise herein.)
(i) Entire Agreement. This Agreement and any exhibits (which are hereby made part of this Agreement) contain the entire understanding among the Parties and supersede all prior written and oral understandings relating to the subject hereof, other than the IVAR, the Settlement Agreement dated the date hereof among the Parties and Stellar and confidentiality agreements of the Parties. Except as expressly modified hereby, the terms of the IVAR shall remain in full force and effect, and no termination of this Agreement shall in itself terminate the IVAR. No representations, agreements, modifications or understandings not contained herein shall be valid or effective unless agreed to in writing and signed by all of the Parties. Any modification or amendment of this Agreement must be in writing and signed by all of the Parties.
(j) Assignment. Neither this Agreement nor any interests or obligations hereunder of a Party shall be assigned or transferred without the other Parties’ prior written consent, provided that (a) in connection with the sale or merger of the business of the assigning Party related to the subject matter of this Agreement, a non-

assigning Party may not withhold such consent unless such Party determines in its reasonable judgment that (i) the assignee is a direct competitor of the non-assigning Party or (ii) it is reasonably expected such non-assigning Party’s reputation shall be adversely affected or be in violation of applicable law by its performance under this Agreement with the assignee, provided that in the event such consent is reasonably withheld under this clause (a), the sole remedy of the non-assigning Party shall be to terminate this Agreement within sixty (60) days after written notice to the non-assigning Party of such assignment without liability to any other Party and (b) GEAI may assign its rights to General Electric Company or a subsidiary of General Electric Company acceptable to ORBCOMM and General Electric Company or such subsidiary shall assume the obligations of GEAI hereunder, provided that no such assignment and assumption shall be effective unless and until such assignment and assumption are expressly agreed in writing by ORBCOMM, GEAI and General Electric Company or such subsidiary. For the avoidance of doubt, GEAI and not Transport International Pool, Inc. (whose guaranty of the obligations of GEAI under the IVAR shall terminate on and as of January 1, 2012) is the Reseller under the IVAR.
(k) Limitation on Damages. No Party shall be liable to any other Party for incidental, indirect, special, or consequential damages of any kind, including but not limited to lost profits (except as set forth in clause (ii) below), loss of business (except as set forth in clause (ii) below)or loss of goodwill, or damages to business or reputation arising from the performance or non-performance of any aspect of this Agreement whether in contract, tort or otherwise, and whether they have been advised of the possibility of damage, provided, however, that the foregoing limitation shall not apply to (i) any claim for gross negligence, willful or intentional misconduct, fraud, misrepresentation or other intentional tort or (ii) lost profits on amounts that would have been payable by GEAI had GEAI not breached SECTION 1 of this Agreement, which, for avoidance of doubt, may be a measure of direct damages.
(l) Specific Performance. Each Party acknowledges that damages may not be an adequate remedy for breach of this Agreement and that the non-breaching Party may, among other things, seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.
(m) Intellectual Property. Nothing in this Agreement shall be construed as granting any Party any right or license to use any intellectual property rights of any other Party.
(n) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

GE ASSET INTELLIGENCE, LLC	ORBCOMM INC.

By /s/ Darryl J. Miller	By /s/ Marc Eisenberg
Name: Darryl J. Miller	Name: Marc Eisenberg
Title: COO	Title: CEO

ORBCOMM LLC

By /s/ Marc Eisenberg
Name: Marc Eisenberg
Title: CEO

SCHEDULE I
ORBCOMM [* * *] Bulk Data Pricing:

Plan Type
[* * *]
Anytime
Off-Peak
[* * *]
Text Messaging / SMS Pricing:

Text / SMS
[* * *]
Domestic
Roaming
Roaming:

Data Service and Features
Roaming Domestic	[* * *]
Roaming Canada
Roaming Mexico